Exhibit 77C

The Royce Fund
Royce Select Fund I

At a Special Meeting of Shareholders held on October 5, 2005 and adjourned to October 27, 2005, the Fund's shareholders approved the following:
Proposal		For	Withhold	Abstain
1. Approve changes in the Fund's fundamental policies to permit the Fund to:
(a)	sell securities short;	610,340	38,243	7,879
(b)	borrow money from banks for the purposes of purchasing portfolio securities and/or to collateralize short sale positions in amounts totaling up to one-third of the value of its total assets;	576,173	72,390	7,879
(c)	invest up to 15% of its net assets in restricted securities;	583,869	46,840	25,752
(d)	invest up to 15% of its assets in securities for which market quotations are not readily available (i.e., illiquid securities); and	570,002	63,114	23,346
(e)	invest in securities of other investment companies to the extent permitted by the Investment Company Act of 1940, as amended.	620,932	27,651	7,879
2. Approve changing the Fund's policy prohibiting the writing of call options from a fundamental to a non-fundamental investment restriction.		564,716	46,549	45,197